                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration Nos. 333-90147
                                                                    333-90147-01

          Prospectus Supplement to Prospectus dated November 12, 1999.

[APACHE LOGO]                     $300,000,000

                       APACHE FINANCE CANADA CORPORATION
                       7.75% Notes due December 15, 2029
                 Irrevocably and unconditionally guaranteed by
                               APACHE CORPORATION
                             ----------------------
     Apache Finance will pay interest on the notes on June 15 and December 15 of each year. The first interest payment will be made on June 15, 2000. The notes are irrevocably and unconditionally guaranteed by Apache Corporation.

     Apache Finance has the option to redeem all of the notes at a price equal to the principal amount of the notes, plus accrued interest, if certain Canadian tax law changes require the payment of additional amounts, as described in this prospectus supplement.
                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                           Per Note       Total
                                                           --------       -----
Initial public offering price............................   98.977%    $296,931,000
Underwriting discount....................................    0.875%    $  2,625,000
Proceeds, before expenses, to Apache Finance.............   98.102%    $294,306,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from December 13, 1999 and must be paid by the purchaser if the notes are delivered after December 13, 1999.
                             ----------------------

     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on December 13, 1999.

GOLDMAN, SACHS & CO.
       ABN AMRO INCORPORATED
              BANC OF AMERICA SECURITIES LLC
                     CHASE SECURITIES INC.
                            CREDIT SUISSE FIRST BOSTON
                                   MERRILL LYNCH & CO.
                                         MORGAN STANLEY DEAN WITTER
                                               RBC DOMINION SECURITIES

                                                          CORPORATION
                             ----------------------

                 Prospectus Supplement dated December 8, 1999.

        IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
                        AND THE ACCOMPANYING PROSPECTUS

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes. Generally, the term "prospectus" refers to both parts combined.

     If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to provide you with different information or to offer the notes in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. In this prospectus supplement, "Apache," "we," "us," and "our" mean Apache Corporation, while references to "Apache Finance" mean Apache Finance Canada Corporation. Unless otherwise stated, the dollar amounts and financial data contained in this prospectus supplement and the accompanying prospectus are presented in U.S. dollars.

     This prospectus supplement includes cross references to captions where you can find further related discussions. The table of contents on the outside back cover page tells you where to find these captions.

                             ----------------------

                               OIL AND GAS TERMS

When describing natural gas:         Mcf            =    thousand cubic feet
                                     MMcf           =    million cubic feet
                                     Bcf            =    billion cubic feet

When describing oil:                 bbl            =    barrel
                                     Mbbls          =    thousand barrels
                                     MMbbls         =    million barrels

When comparing natural gas to oil:   6 Mcf of gas   =    1 bbl of oil equivalent
                                     boe            =    barrel of oil equivalent
                                     Mboe           =    thousand barrels of oil equivalent
                                     MMboe          =    million barrels of oil equivalent

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. On November 12, 1999, the date of the prospectus accompanying this prospectus supplement, we filed our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 with the SEC, and incorporate it by reference in this prospectus supplement.

                                USE OF PROCEEDS

     Apache Finance intends to use the net proceeds from the sale of the notes, which is estimated to be approximately $293.8 million, to indirectly make a loan to one of our Canadian subsidiaries, who in turn will repay amounts owed to us so that we can repay a portion of our outstanding commercial paper. We used the proceeds from the issuance of the commercial paper to fund a portion of the purchase price of the properties we acquired from Shell Canada Limited, as more fully described below under "Recent Developments -- Acquisitions, Divestitures and Related Matters." This repayment will reduce the principal amount of our outstanding commercial paper to $63.2 million. As of November 30, 1999, we had $356.9 million in principal amount of commercial paper bearing interest at an average weighted rate of 5.8 percent per annum.

                              RECENT DEVELOPMENTS

ACQUISITIONS, DIVESTITURES AND RELATED MATTERS

     On October 5, 1999, we entered into an agreement to acquire certain oil and gas interests located in Alberta, British Columbia and Saskatchewan, Canada from Shell Canada Limited for approximately $523.6 million, subject to adjustment. The transaction closed on November 30, 1999, with an effective date of November 1, 1999. The transaction included oil and gas interests with estimated proved reserves of approximately 87.5 million barrels of oil equivalent. The transaction also included 294,294 net acres of undeveloped lease holdings, proprietary 2-D and 3-D seismic data and a 100 percent interest in a gas processing plant.

     On June 18, 1999, we acquired a 10 percent interest in the East Spar Joint Venture and an 8.4 percent interest in the Harriet Joint Venture, both located in the Carnarvon Basin (offshore Western Australia), from British-Borneo Oil and Gas Plc (British-Borneo) for $83.6 million and working interests in 11 leases in the Gulf of Mexico. The British-Borneo transaction included estimated proved reserves of approximately 15.9 million barrels of oil equivalent as of the effective date.

     On May 18, 1999, we acquired the interests of Shell Offshore Inc. and affiliated Shell entities in 22 producing fields and 16 undeveloped blocks located in the Gulf of Mexico. The transaction included certain oil and gas interests with estimated proved reserves of approximately 123.2 million barrels of oil equivalent as of the effective date. The transaction also included certain production-related assets and proprietary 3-D seismic data covering approximately 1,000 blocks in the Gulf of Mexico. The purchase price was $687.6 million in cash and one million shares of our common stock, valued at $28.125 million.

     In May 1999, we issued 14,950,000 shares of our common stock and 140,000 shares of Automatically Convertible Equity Securities, Conversion Preferred Stock, Series C in the form of seven million depositary shares each representing 1/50th of a share of preferred stock. We used the net proceeds from both offerings of approximately $654.8 million for general corporate purposes, including funding a portion of the purchase price for the Gulf of Mexico oil and gas interests acquired from Shell.

     On September 3, 1999, we sold our holdings in the Ivory Coast by selling our wholly owned subsidiary, Apache Cote d'Ivoire Petroleum LDC, for a total sales price of $46.1 million to a consortium consisting of Mondoil Cote d'Ivoire LLC and Saur Energie Cote d'Ivoire. The sale included estimated proved reserves of approximately 13.7 million barrels of oil equivalent.

     Also, during the nine months ended September 30, 1999, we sold 27.8 million barrels of oil equivalent of proved reserves from largely marginal North American properties to various buyers for $103.6 million.

THIRD QUARTER OPERATING RESULTS

     On November 12, 1999, we filed our Quarterly Report on Form 10-Q setting forth our consolidated results for the quarter and the nine months ended September 30, 1999. The following table presents this information together with the information for the same periods in 1998. This information is not audited and is not necessarily indicative of the results that may be expected for future periods. This information also should be read together with Apache's consolidated financial statements and the notes thereto incorporated by reference in the accompanying prospectus.

                                                        THREE MONTHS ENDED        NINE MONTHS ENDED
                                                           SEPTEMBER 30,            SEPTEMBER 30,
                                                        -------------------      -------------------
                                                          1999       1998          1999       1998
                                                        --------   --------      --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                                                    AND OPERATIONS DATA)
FINANCIAL DATA:
  Revenues............................................  $385,391   $211,683      $854,742   $677,756
  Income attributable to common stock.................  $ 67,831   $  2,617      $ 93,875   $ 29,209
  Basic net income per common share...................  $    .59   $    .03      $    .89   $    .30
  Diluted net income per common share.................  $    .59   $    .03      $    .88   $    .30
  Weighted average common shares outstanding..........   114,088     98,205       105,874     98,131
OPERATIONS DATA:
  Average Daily Production:
    Oil (bbls)........................................    97,226     71,407        85,090     74,557
    Natural gas (Mcf).................................   693,799    576,057       630,740    594,622
  Average Sales Price:
    Oil (per bbl).....................................  $  20.52   $  12.49      $  16.47   $  13.20
    Natural gas (per Mcf).............................  $   2.37   $   1.86      $   2.05   $   1.95

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
BALANCE SHEET DATA (PERIOD END):
  Total debt................................................   $1,446,644      $1,358,758
  Shareholders' equity......................................   $2,565,890      $1,801,833

     We had a $65.2 million increase in income attributable to common stock for the third quarter 1999 compared to our income attributable to common stock of $2.6 million for the same period in 1998. The increase in income resulted primarily from higher oil and gas prices and higher levels of oil and gas production.

     In addition to the ratios of earnings to fixed charges for the periods set forth in the accompanying prospectus, our ratio of earnings to fixed charges for the nine months ended September 30, 1999, was 2.35. For the nine months ended September 30, 1998, our ratio of earnings to fixed charges was 1.18.

     The third quarter 1999 basic net income per common share of $.59 contrasted sharply with the basic net income per common share of $.03 for the third quarter 1998. The basic net income per common share of $.89 for the nine months ended September 30, 1999, reflected a 197 percent increase from the nine months ended September 30, 1998.

                      DESCRIPTION OF NOTES AND GUARANTEES

     Apache Finance will issue the notes under the indenture referred to in the accompanying prospectus. The notes will be issued in the form of a global note registered in the name of The Depository Trust Company or its nominee, as described under "Description of Securities -- Global Securities" and "Book-Entry Securities" in the accompanying prospectus. The following description and the description in the accompanying prospectus is a summary of the material provisions of the notes and the indenture. These descriptions do not restate the indenture in its entirety. We and Apache Finance urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the indenture as an exhibit to the registration statement, which includes the accompanying prospectus.

     This description of the notes in this prospectus supplement, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the indenture in the accompanying prospectus. The notes are "debt securities" as that term is used in the accompanying prospectus.

     With certain exceptions and pursuant to certain requirements set forth in the indenture, Apache Finance may discharge its obligations under the indenture with respect to the notes as described under "Description of Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus.

PRINCIPAL, MATURITY AND INTEREST

     The notes will be senior unsecured obligations of Apache Finance. Apache will irrevocably and unconditionally guarantee the notes as to principal, premium, if any, interest and additional amounts, if any.

     The notes will mature on December 15, 2029. Although Apache Finance is offering $300,000,000 principal amount of the notes, Apache Finance may issue and sell additional principal amounts of the notes in the future without the consent of the holders of the notes. Any additional notes, together with these notes, will constitute a single series of notes under the indenture.

     Interest on the notes will accrue at the rate of 7.75% per year and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2000. Apache Finance will make each interest payment to the person in whose name the notes are registered at the close of business on the immediately preceding June 1 or December 1, as the case may be, whether or not that date is a business day.

     Interest on the notes will accrue from December 13, 1999 and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and, unless we and Apache Finance default on the payment, no interest will accrue for the period from and after the interest payment date, maturity date or redemption date.

     If a change in control, as defined in the accompanying prospectus, occurs, each holder of notes may elect to require Apache Finance to repurchase the holder's notes. If a holder makes this election, Apache Finance must purchase the holder's notes for their principal amount plus accrued interest to the purchase date. See "Description of Securities -- Apache Finance is Obligated to Purchase Debt Securities on a Change in Control" in the accompanying prospectus.

OPTIONAL REDEMPTION

     If certain Canadian tax law changes require the payment of additional amounts, Apache Finance may redeem all, but not less than all, of the notes at the principal amount of the notes to be redeemed, plus accrued interest. See "Description of Securities -- Redemption for Taxation Reasons" in the accompanying prospectus.

     Apache Finance will mail any notice of a redemption between 30 and 60 days before the redemption date to holders of notes to be redeemed.

     Unless we and Apache Finance default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes.

     Except as noted above, the notes are not redeemable before maturity and will not be subject to any sinking fund.

                                  UNDERWRITING

     Apache, Apache Finance and the underwriters for the offering named below have entered into an underwriting agreement and a terms agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                                 Principal
Underwriters                                                  Amount of Notes
------------                                                  ---------------
Goldman, Sachs & Co.........................................   $120,002,000
ABN AMRO Incorporated.......................................   $ 25,714,000
Banc of America Securities LLC..............................   $ 25,714,000
Chase Securities Inc. ......................................   $ 25,714,000
Credit Suisse First Boston Corporation......................   $ 25,714,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........   $ 25,714,000
Morgan Stanley & Co. Incorporated...........................   $ 25,714,000
RBC Dominion Securities Corporation.........................   $ 25,714,000
                                                               ------------
          Total.............................................   $300,000,000
                                                               ============

     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     The notes are a new issue of securities with no established trading market. Apache Finance has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Apache Finance estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $503,000.

     Apache and Apache Finance have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The Chase Manhattan Bank, the trustee for the notes, is an affiliate of Chase Securities Inc., one of the underwriters. In addition, the underwriters and their affiliates in the past have performed investment banking and other financial services for Apache and have received compensation for these services. The underwriters or their affiliates may in the future provide investment banking and other financial services to Apache or its affiliates for which they will receive compensation.

PROSPECTUS

                                 [APACHE LOGO]
                                  $400,000,000

                       APACHE FINANCE CANADA CORPORATION

                                DEBT SECURITIES

                 IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY

                               APACHE CORPORATION

                             ---------------------

         Apache Finance Canada Corporation may offer and sell, from time to time, debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness. The aggregate initial offering price of all of the debt securities will not exceed $400,000,000 or, if applicable, an equivalent amount in any other currency. The specific terms of the debt securities will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The accompanying prospectus supplement will specify the terms of the debt securities.

                             ---------------------

     The debt securities will be irrevocably and unconditionally guaranteed by Apache Corporation.

                             ---------------------

     Apache Finance Canada Corporation may sell the debt securities to or through underwriters, and also to other purchasers or through agents. The accompanying prospectus supplement will specify the names of these underwriters or agents.

                             ---------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

     This prospectus may not be used to sell debt securities unless it is accompanied by a prospectus supplement.

                             ---------------------

                      Prospectus dated November 12, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    3
Where You Can Find More Information.........................    3
Cautionary Statements Regarding Forward-Looking
  Statements................................................    4
Apache Corporation..........................................    5
Apache Finance..............................................    5
Ratios of Earnings to Fixed Charges.........................    5
Use of Proceeds.............................................    6
The Securities We and Apache Finance May Offer..............    6
Description of Securities...................................    6
Book-Entry Securities.......................................   25
Certain Income Tax Considerations...........................   27
Plan of Distribution........................................   32
Legal Matters...............................................   33
Experts.....................................................   33

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. In this prospectus, we will refer to the debt securities and guarantees collectively as "securities." The total dollar amount of all debt securities that Apache Finance may issue under this prospectus will not exceed $400,000,000. This prospectus provides you with a general description of the securities we and Apache Finance may offer. Each time we and Apache Finance offer to sell securities, we and Apache Finance will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

     In this prospectus, references to "Apache," "we," "us" and "our" mean Apache Corporation, while references to "Apache Finance" mean Apache Finance Canada Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms located at:

     - 450 Fifth Street, N.W.
       Washington, D.C. 20549;

     - 7 World Trade Center
       New York, New York 10048; and

     - Citicorp Center
       500 West Madison Street
       Chicago, Illinois 60661.

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Our common stock has been listed and traded on the New York Stock Exchange since 1969 and the Chicago Stock Exchange since 1960. Accordingly, you may inspect the information we file with the Securities and Exchange Commission at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the Chicago Stock Exchange, One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605-1070. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

     - our Current Reports on Form 8-K dated March 2, 1999 (as amended by Amendment No. 1 on Form 8-K/A filed on March 5, 1999), April 29, 1999 (as amended by Amendment No. 1 on Form 8-K/A filed on May 12, 1999 and Amendment No. 2 on Form 8-K/A filed on May 24, 1999), May 18, 1999 (as amended by Amendment No. 1 on Form 8-K/A filed on July 30, 1999), June 22, 1999 and October 5, 1999.

     Each of these documents is available from the Securities and Exchange Commission's web site and public reference rooms described above. You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning Cheri L. Peper, Corporate Secretary, at our principal executive office, which is:
                               Apache Corporation
                       2000 Post Oak Boulevard, Suite 100
                           Houston, Texas 77056-4400
                                 (713) 296-6000

     Our World Wide Web address is http://www.apachecorp.com. The information on our website is not incorporated by reference into this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information.

     On behalf of Apache Finance, we will apply to the Securities Exchange Commission for an order exempting Apache Finance from the reporting requirements of the Securities Exchange Act of 1934. We do not intend to include in our consolidated financial statements any separate financial information regarding Apache Finance. Also, in view of our guarantees, Apache Finance does not intend to furnish holders of the debt securities with separate financial statements or other reports.

     We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on our current expectations, estimates and projections. Therefore, they could ultimately prove to be inaccurate. Our plans for capital and exploratory spending and for cost and expense reduction may change if business conditions, such as energy prices and world economic conditions, change. Factors that could affect our ability to be Year 2000 compliant by the end of 1999 include: the failure of our customers and suppliers, government entities and others to achieve compliance and the inaccuracy of any certifications received from them; our inability to identify and remediate every possible problem; and a shortage of necessary programmers, hardware and software. Other factors that may have a direct bearing on our results of operations and financial condition are:

     - competitive practices in the industries in which we compete;

     - fluctuations in oil and gas prices that have not been properly hedged or that are inconsistent with our open position in our marketing activities;

     - operational and systems risks;

     - environmental liabilities that are not covered by indemnity or insurance;

     - general economic and capital market conditions, including fluctuations in interest rates; and

     - the impact of current and future laws and governmental regulations (particularly environmental regulations) affecting the energy industry in general and Apache's operations in particular.

                               APACHE CORPORATION

     Apache Corporation is a Delaware corporation formed in 1954. We are an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids. In North America, our exploration and production interests are focused on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast and the Western Sedimentary Basin of Canada. Outside of North America, we have exploration and production interests offshore Western Australia and in Egypt and exploration interests in Poland and offshore The People's Republic of China.

     We hold interests in many of our U.S., Canadian and international properties through operating subsidiaries, such as Apache Canada Ltd., DEK Energy Company, which was formerly known as DEKALB Energy Company, Apache Energy Limited, which was formerly known as Hadson Energy Limited, Apache International, Inc., and Apache Overseas, Inc. The properties referred to in this prospectus, in any prospectus supplement or in any other document incorporated by reference in this prospectus may be held by our subsidiaries. We treat all operations as one line of business.

                                 APACHE FINANCE

     Apache Finance is an unlimited liability company organized in August 1999 under the laws of Nova Scotia, Canada. Apache Finance is our indirect wholly-owned subsidiary. We intend to use Apache Finance to issue debt securities guaranteed by us. We intend to use the proceeds from these debt securities primarily to finance and invest in our Canadian operations and entities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below. Our 1998 earnings were inadequate to cover fixed charges and dividends as described below.

SIX MONTHS
   ENDED
 JUNE 30,         YEAR ENDED DECEMBER 31,
-----------   --------------------------------
1999   1998   1998   1997   1996   1995   1994
----   ----   ----   ----   ----   ----   ----
1.44   1.36     --   2.93   2.72   1.15   2.34

Our ratios of earnings to fixed charges were computed based on:

     - "earnings," which consist of consolidated income or loss from continuing operations plus income taxes and fixed charges, except capitalized interest; and

     - "fixed charges," which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, and the estimated portion of rental expense attributable to interest.

     Due to the $243.2 million non-cash write-down of the carrying value of our U.S. oil and gas properties for the year ended December 31, 1998, our 1998 earnings were inadequate to cover fixed charges by $236.8 million.

     On May 17, 1995, Apache acquired DEKALB Energy Company, which is now known as DEK Energy Company, through a merger which resulted in DEKALB becoming a wholly-owned subsidiary of Apache. The merger was accounted for as a "pooling of interests." As a result, our financial information for all preceding periods was restated.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include, among other things:

     - financing and investing in our Canadian operations and entities;

     - the repayment of outstanding indebtedness;

     - working capital;

     - capital expenditures; and

     - acquisitions.

     The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

                 THE SECURITIES WE AND APACHE FINANCE MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we and Apache Finance may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. and Canadian federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

     We and Apache Finance may sell from time to time, in one or more offerings, debt securities and the related guarantees.

     If Apache Finance issues debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all debt securities issued under this prospectus, we and Apache Finance will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

                           DESCRIPTION OF SECURITIES

     The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of the securities that we and Apache Finance may offer under this prospectus and the related trust indenture. The indenture under which we and Apache Finance will issue securities contains additional important terms and provisions and is or will be filed as an exhibit to the registration statement that includes this prospectus.

     This summary of the indenture and the securities relates to terms and conditions applicable to the securities generally. The particular terms of any series of securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

     Unless otherwise specified in the applicable prospectus supplement, we and Apache Finance will issue the securities under an indenture entered into among us, Apache Finance and The Chase Manhattan Bank, as trustee. Apache Finance may only offer up to $400,000,000 of debt securities under this prospectus. However, the indenture does not limit the amount of securities we and Apache Finance may issue under the indenture and provides that additional securities of any series may be issued up to the aggregate principal amount that we and Apache Finance authorize from time to time. We and Apache Finance may also issue securities under the indenture in transactions exempt from the registration requirements of the Securities Act of 1933. Those securities will not be considered in determining the aggregate amount of securities issued under this prospectus.

     Unless otherwise specified in the applicable prospectus supplement, we and Apache Finance will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

     Principal and any premium and any interest will be payable, and the debt securities will be transferable, at the corporate trust office of the appropriate trustee, unless specified otherwise in the accompanying prospectus supplement. At Apache Finance's option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

     Unless the applicable prospectus supplement specifies otherwise, the covenants contained in the indenture and the securities will not provide special protection to holders of securities if we or Apache Finance enter into a highly leveraged transaction, recapitalization or restructuring.

RANKING

     Unless otherwise specified in the applicable prospectus supplement:

     - the debt securities issued by Apache Finance will be unsecured obligations of Apache Finance and will rank equally with all other unsecured and unsubordinated indebtedness of Apache Finance; and

     - the guarantees will be unsecured obligations of Apache and will rank equally with all other unsecured and unsubordinated indebtedness of Apache.

     Dividend and other distributions to us from our various subsidiaries may be subject to certain statutory, contractual and other restrictions (including, without limitation, exchange controls that may be applicable to foreign subsidiaries). The rights of our creditors to participate in the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourself be a creditor with recognized claims against the subsidiary. The claims of holders under the guarantees will be effectively subordinated to the claims of creditors of our subsidiaries other than, in the case of the debt securities, Apache Finance. The indenture does not restrict the amount of indebtedness that we, Apache Finance or our other subsidiaries may incur.

GENERAL

     To the extent not described in this prospectus, the prospectus supplement relating to the particular series of securities being offered will specify the amounts, prices and terms of those securities. These terms may include:

     - the designation, aggregate principal amount and authorized denominations of the debt securities;

     - the date or dates on which the debt securities will mature;

     - the percentage of the principal amount at which the debt securities will be issued;

     - the date on which the principal of the debt securities will be payable;

     - whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

     - whether the debt securities will be issued in the form of one or more global securities and whether the global securities will be issued in a temporary global form or permanent global form;

     - the currency or currencies or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

     - if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium interest may be paid is at Apache Finance's election or at the election of a purchaser, the manner in which an election may be made and its terms;

     - the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest;

     - the date or dates from which any interest will accrue and the date or dates on which interest will be payable;

     - a description of any provisions providing for redemption, exchange or conversion of the debt securities at Apache Finance's option or a holder's option and the terms and provisions of the redemption, exchange or conversion;

     - information with respect to book-entry procedures relating to global debt securities;

     - any redemption or sinking fund terms;

     - whether and under what circumstances Apache Finance will pay "additional amounts," as defined in the indenture, in respect of any tax, assessment or governmental charge and, if so, whether and on what terms Apache Finance will have the option to redeem the debt securities rather than pay any additional amounts. The term "interest," as used in this prospectus, includes any additional amounts;

     - any events of default or covenants of Apache or Apache Finance with respect to the debt securities of a certain series that are different from those described in this prospectus;

     - if either or both of section 402(2) of the indenture relating to defeasance or section 402(3) of the indenture relating to covenant defeasance is not applicable to the debt securities, or if any covenants in addition to those specified in section 402(3) of the indenture shall be subject to covenant defeasance;

     - any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

     - any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities; and

     - any other specific terms of the debt securities.

     Apache Finance is not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

     If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and the foreign currencies or foreign currency units in the applicable prospectus supplement.

     Other than as described below under "The Indenture Limits Our and Apache Finance's Ability to Incur Liens," "The Indenture Limits Our and Apache Finance's Ability to Engage in Sale/Leaseback Transactions" and "Apache Finance is Obligated to Purchase Debt Securities on a Change in Control," the indenture does not limit our or Apache Finance's ability to incur indebtedness or afford holders of securities protection if our credit quality declines or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

GUARANTEES

     We will irrevocably and unconditionally guarantee to each holder of a debt security issued by Apache Finance and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the indenture. We will
(a) agree that, if an event of default occurs under the debt securities, our obligations under the guarantees will be as if we had issued the debt securities, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the indenture or any supplement thereto and (b) waive our right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against Apache Finance before exercising their rights under the guarantees.

INTEREST RATES AND DISCOUNTS

     The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

     Apache Finance may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. United States and Canadian federal income tax consequences and special considerations that apply to any series will be described, to the extent not described in this prospectus, in the applicable prospectus supplement.

EXCHANGE, REGISTRATION AND TRANSFER

     Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

     You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by Apache Finance for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. Apache Finance will appoint the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents initially designated by Apache Finance with respect to any series of debt securities in addition to the security registrar, Apache Finance may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, Apache Finance will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, Apache Finance will be required to maintain a transfer agent in a place of payment for that series located in Europe in addition to the security registrar. Apache Finance may at any time designate additional transfer agents with respect to any series of debt securities.

     If a redemption occurs, neither we nor Apache Finance will be required to:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

     - register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

PAYMENT AND PAYING AGENTS

     Unless specified otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we or Apache Finance may designate at various times. Apache Finance will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our or Apache Finance's offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. However, if, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our and Apache Finance's paying agent in the Borough of Manhattan, The City of New York.

     Unless otherwise specified in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that Apache Finance designates at various times. However, at Apache Finance's option, it may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless specified otherwise in the applicable prospectus supplement, Apache Finance will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for the interest payment.

     Unless otherwise specified in the applicable prospectus supplement, the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

     - as Apache Finance's sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

     - as Apache Finance's paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

     Apache Finance will name any paying agents outside the United States and any other paying agents in the United States initially designated by it for the debt securities in the applicable prospectus supplement. Apache Finance may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, Apache Finance will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, Apache Finance will be required to maintain:

     - a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered debt securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

     - a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

     However, if the debt securities of that series are listed on the London Stock Exchange, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and if the stock exchange requires it, Apache Finance will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

     All moneys Apache Finance pays to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to Apache Finance. After that time, the holder of the debt security or coupon will look only to Apache Finance for payments out of those repaid amounts.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that Apache Finance will deposit with a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

     - by the applicable depositary to a nominee of the depositary;

     - by any nominee to the depositary itself or another nominee; or

     - by the depositary or any nominee to a successor depositary or any nominee of the successor.

     Apache Finance will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. Apache Finance anticipates that the provisions described below will generally apply to depositary arrangements.

     When Apache Finance issues a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by Apache Finance if those debt securities are offered and sold directly by Apache Finance. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair Apache Finance's ability to transfer beneficial interests in a global security.

     As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security:

     - will not be entitled to have any of the underlying debt securities registered in their names;

     - will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

     - will not be considered the owners or holders under the indenture relating to those debt securities.

     Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing those debt securities. Neither Apache Finance, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

     Apache Finance expects that the depositary or its nominee, upon receipt of any payment of principal, premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. Apache Finance also expects that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those participants.

     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and Apache Finance does not appoint a successor depositary within 90 days, Apache Finance will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, Apache Finance may at any time in its sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, Apache Finance will issue individual debt securities of that series in exchange for the global security or securities. Further, if Apache Finance specifies, an owner of a beneficial interest in a global security may, on terms acceptable to Apache Finance, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless Apache Finance specifies otherwise, of $1,000 or integral multiples of $1,000.

     For a description of the depository arrangements for global securities held by The Depository Trust Company, see "Book-Entry Securities."

THE INDENTURE LIMITS OUR AND APACHE FINANCE'S ABILITY TO INCUR LIENS

     Nothing in the indenture or the debt securities will in any way limit the amount of indebtedness or securities which we or our subsidiaries, as defined in the indenture, may incur or issue. The indenture provides that none of us, Apache Finance or any of our other subsidiaries may issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed secured by a mortgage, lien, pledge, security interest or other encumbrance -- defined in the indenture as "liens" -- upon any of its property unless we provide that any and all debt securities then outstanding shall be secured by a lien equally and ratably with any and all other obligations secured by the lien. The restrictions on liens will not, however, apply to:

     - liens existing on the date of the indenture or provided for under the terms of agreements existing on the date of the indenture;

     - liens securing all or part of the cost of exploring, producing, gathering, processing, marketing, drilling or developing any of our or our subsidiaries' properties, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing these properties, or securing indebtedness incurred to provide funds therefor;

     - liens securing only indebtedness owed by one of our subsidiaries to us, Apache Finance or to one or more of our other subsidiaries;

     - liens on the property of any corporation or other entity existing at the time it becomes our subsidiary;

     - liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States or any state or any department, agency or instrumentality of either or indebtedness issued to or guaranteed for the benefit of a foreign government or any state or any department, agency or instrumentality of either or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency;

     - any extension, renewal or replacement or successive extensions, renewals or replacements of any lien referred to in the foregoing clauses that existed on the date of the indenture;

     - certain other liens incurred in the ordinary course of business; or

     - liens which secure "Limited Recourse Indebtedness," as defined in the indenture.

In addition, the following types of transactions, among others, shall not be deemed to create indebtedness secured by liens:

     - the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount that, the transferee will receive as a result of the transfer a specified amount of money or of crude oil, natural gas or other petroleum hydrocarbons;

     - the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; and

     - liens required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made by it with or at the request of the U.S. government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance or other payments to us or one of our subsidiaries by any of these entities pursuant to the provisions of any contract or statute.

THE INDENTURE LIMITS OUR AND APACHE FINANCE'S ABILITY TO ENGAGE IN SALE/LEASEBACK TRANSACTIONS

     Unless we specify otherwise in the applicable prospectus supplement, neither we nor any of our subsidiaries will enter into any arrangement with any person, other than us or one of our subsidiaries, to lease any property to us or a subsidiary of ours for more than three years. For the restriction to apply, we or one of our subsidiaries must sell or plan to sell the property to the person leasing it to us or our subsidiary or to another person to which funds have been or are to be advanced on the security of the leased property. The limitation does not apply where:

     - either we, Apache Finance or our other subsidiaries would be entitled to create debt secured by a lien on the property to be leased in a principal amount equal to or exceeding the value of that sale/leaseback transaction;

     - since the date of the indenture and within a period commencing six months before the consummation of that arrangement and ending six months after the consummation of the arrangement, we, Apache Finance or our other subsidiaries have expended or will expend for any property -- including amounts expended for the acquisition, exploration, drilling or development of the property, and for additions, alterations, improvements and repairs to the property -- an amount equal to all or a portion of the net proceeds of that arrangement and we, Apache Finance or our other subsidiaries designate that amount as a credit against that arrangement, with any amount not being so designated to be applied as set forth in the next item; or

     - during or immediately after the expiration of the 12 months after the effective date of that transaction, we, Apache Finance or any of our other subsidiaries apply to the voluntary defeasance or retirement of the debt securities and or other senior indebtedness, as defined in the indenture, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in that transaction or the fair value of the property at the time of entering into the transaction, in either case adjusted to reflect the remaining term of the lease and any amount we utilize as set forth in the prior item. The amount will be reduced by the principal amount of senior indebtedness we voluntarily retire within that 12-month period.

EXEMPTED INDEBTEDNESS

     Notwithstanding the limitations on liens and sale/leaseback transactions described in this prospectus, we and Apache Finance may create liens or enter into sale/leaseback transactions not otherwise permitted if immediately after the transaction, the sum of outstanding indebtedness for borrowed money incurred after the date of the indenture and secured by these liens plus the attributable debt in respect of any sale/leaseback transaction entered into after the date of the indenture does not exceed 10 percent of our consolidated net worth.

THE INDENTURE INCLUDES EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an "event of default" under the indenture with respect to the debt securities of any series:

     - if we or Apache Finance fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

     - if we or Apache Finance fail to pay principal of or any premium on the debt securities of that series when due and payable, either at maturity or otherwise;

     - if we or Apache Finance fail to perform or breach any of the other covenants or warranties in the indenture or the debt securities -- other than a covenant or warranty included in the indenture solely for the benefit of a series of securities other than the debt securities -- and that breach or failure continues for 60 days after written notice as provided in the indenture;

     - if any of our, Apache Finance's or any of our other subsidiaries' indebtedness, as defined in the indenture, in excess of an aggregate of $25,000,000 in principal amount is accelerated under any event of default as defined in any mortgage, indenture or instrument and the acceleration has not been rescinded or annulled within 30 days after written notice as provided in the indenture specifying the event of default and requiring us and Apache Finance to cause that acceleration to be rescinded or annulled;

     - if we, Apache Finance or any of our other subsidiaries fail to pay, bond or otherwise discharge within 60 days of entry, a judgment, court order or uninsured monetary damage award against us or them in excess of an aggregate of $25,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith;

     - certain events of bankruptcy, insolvency or reorganization involving us, Apache Finance or any of our other subsidiaries; and

     - any other event of default provided with respect to the debt securities of that series.

     If an event of default with respect to the debt securities of any series, other than an event of default described in the second to last and third to last items above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul the acceleration. If an event of default described in the second to last and third to last items above occurs, the principal amount and accrued interest -- or a lesser amount as provided for in the debt securities of that series -- will become immediately due and payable without any declaration or other act by the trustee or any holder.

     Within 90 days after the occurrence of any event of default under the indenture with respect to the debt securities of any series, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. However, except in the case of a payment default, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

     If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

     Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

APACHE FINANCE IS OBLIGATED TO PURCHASE DEBT SECURITIES ON A CHANGE IN CONTROL

     If a change in control, as defined in the indenture, occurs, Apache Finance must mail within 15 days a written notice regarding the change in control to the trustee and to every holder of the debt securities of each series. The notice must also be published at least once in an authorized newspaper, as defined in the indenture, and must state:

     - the event causing the change in control and the date of the event;

     - the date by which notice of the change in control is required by the indenture to be given;

     - the date, 35 business days after the occurrence of the change in control, by which Apache Finance must purchase debt securities it is obligated to purchase pursuant to the selling holder's exercise of rights on change in control;

     - the price Apache Finance must pay for the debt securities it is obligated to purchase;

     - the name and address of the trustee;

     - the procedure for surrendering debt securities to the trustee or other designated office or agent for payment;

     - a statement of Apache Finance's obligation to make prompt payment on proper surrender of the debt securities;

     - the procedure for holders' exercise of rights of sale of the debt securities; and

     - the procedures by which a holder may withdraw the notice after it is given.

After Apache Finance gives this notice it will be obligated, at the election of each holder, to purchase those debt securities. Under the indenture, a change in control is deemed to have occurred when:

     - any event requiring the filing of any report under or in response to
       Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934 disclosing beneficial ownership of either 50% or more of our common stock then outstanding or 50% or more of the voting power of our voting stock then outstanding;

     - the completion of any sale, transfer, lease, or conveyance of our properties and assets substantially as an entirety to any person or persons that is not our subsidiary, as those terms are defined in the indenture; or

     - the completion of a consolidation or merger of us with or into any other person or entity in a transaction in which either we are not the sole surviving corporation or our common stock existing before the transaction is converted into cash, securities or other property and those exchanging our common stock do not, as a result of the transaction, receive either 75% or more of the survivor's common stock or 75% or more of the voting power of the survivor's voting stock.

     Apache Finance will not purchase any debt securities if there has occurred and is continuing an event of default under the indenture, other than default in payment of the purchase price payable for the debt securities upon change in control. In connection with any purchase of debt securities after a change in control, we and Apache Finance will comply with all federal and state securities laws, including, specifically, Rule 13e-4, if applicable, of the Securities Exchange Act of 1934, and any related Schedule 13E-4 required to be submitted under that rule.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We or Apache Finance may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

     - have become due and payable;

     - will become due and payable within one year; or

     - are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we or Apache Finance must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable sufficient to pay the entire amount of principal of, and any premium or interest on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be.

     The indenture provides that, unless the provisions of section 402 of the indenture are made inapplicable to the debt securities, we or Apache Finance may elect either

     - to defease and be discharged from any and all obligations with respect to those debt securities, which is referred to as "legal defeasance"; or

     - to be released from the obligations with respect to the debt securities under the covenants described in "The Indenture Limits Our Ability to Incur Liens" and "The Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions" above or, if provided pursuant to section 301 of the indenture, the obligations with respect to any other covenant, which is referred to as "covenant defeasance."

     In the case of legal defeasance, we and Apache Finance will still retain some obligations in respect of the debt securities, including the obligations:

     - to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

     - to register the transfer or exchange of the debt securities;

     - to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

     - to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust.

     After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

     To elect either legal defeasance or covenant defeasance we or Apache Finance must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at the stated maturity, or in government obligations, as defined below, or both, applicable to those debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on those debt securities on their scheduled due dates.

     In addition, we or Apache Finance can only elect legal defeasance or covenant defeasance if, among other things:

     - the applicable defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or Apache Finance are a party or by which we or Apache Finance are bound;

     - no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of the trust; and

     - we or Apache Finance have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of legal defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

     The indenture deems a foreign currency to be any currency, currency unit or composite currency, including, without limitation, the ECU or euro, issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

     The indenture defines government obligations as securities which are not callable or redeemable at the option of the issuer or issuers and are:

     - direct obligations of the United States or the government or the governments in the confederation which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

     - obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments which issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depository receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of the depository receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depository receipt.

     Unless otherwise specified in the applicable prospectus supplement, if after we or Apache Finance have deposited funds or government obligations to effect legal defeasance or covenant defeasance with respect to debt securities of any series, either:

     - the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which the deposit has been made in respect of that debt security; or

     - a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

     - in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day before the date of the payment; or

     - with respect to a conversion event, the applicable market exchange rate for the foreign currency in effect, as nearly as feasible, at the time of the conversion event.

     The indenture defines a "conversion event" as the cessation of use of:

     - a foreign currency other than the ECU and euro both by the government of the country or the confederation which issued the foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

     - the ECU and euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or

     - any currency unit or composite currency other than the ECU and euro for the purposes for which it was established.

Unless otherwise specified in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

     If we or Apache Finance effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we or Apache Finance would remain liable for payment of the amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

     Under the indenture, we and Apache Finance are required to furnish to the trustee annually a statement as to our and Apache Finance's performance of certain of our and Apache Finance's obligations under the indenture and as to any default in performance. We and Apache Finance are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an event of default.

MODIFICATION AND WAIVER

     We, Apache Finance and the trustee may modify the indenture or waive certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification or waiver. However, provisions of the indenture may not be waived or modified without the consent of the holder of each debt security affected thereby if the modification or waiver would:

     - change the stated maturity of the principal of, or premium, if any, on, or any installment of principal, if any, of or interest on, or any additional amounts payable with respect to, any debt security;

     - reduce the principal amount of, or premium or interest on, or any additional amounts payable with respect to, any debt security;

     - change the coin or currency in which any debt security or any premium or any interest on the debt security or any additional amounts payable with respect to the debt security is payable;

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities or, in the case of redemption, exchange or conversion, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, on or after the date for repayment or in the case of a change in control, after the change in control purchase date;

     - reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

     - change any of our or Apache Finance's obligations to maintain an office or agency in the places and for the purposes required by the indenture;

     - modify or affect in any manner adverse to the holders of the debt securities the terms and conditions of our or Apache Finance's obligations regarding the due and punctual payment of principal or, any premium on or all interest on the debt securities; or

     - modify any of the above provisions.

     The holders of at least a majority in aggregate principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our or Apache Finance's compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

     - a payment default with respect to debt securities of that series; or

     - a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

ASSUMPTION OF THE OBLIGATIONS UNDER THE DEBT SECURITIES BY APACHE

     Under the indenture, we may, at our option, assume Apache Finance's obligations under the debt securities if:

     - we expressly assume the obligations in an assumption agreement or supplemental indenture that is executed and delivered to the trustee in a form that is acceptable to the trustee;

     - no event of default and no event that after a notice or the lapse of time or both would become an event of default occurs and is continuing after giving effect to our assuming the obligations; and

     - we expressly agree in an assumption agreement or supplemental indenture to indemnify the holders of the debt securities against any tax assessment or government charge imposed on a holder or required to be withheld or deducted from any payment made to a holder, including any charge or withholding required on account of this indemnification, and any costs or expenses incurred by a holder on account of our assuming the obligations. If we deliver to the trustee an opinion of an independent tax counsel or consultant of recognized standing stating that the holders will not recognize income, gain or loss, for United States federal income tax purposes, as a result of assuming these obligations, then a holder will have the above indemnification rights only if and when gain for United States federal income tax purposes is actually recognized by a holder.

     If we assume Apache Finance's obligations, as described above, we will be substituted for Apache Finance for all purposes regarding the debt securities so assumed as if we had been the original issuer of the securities.

ASSIGNMENT TO ANOTHER SUBSIDIARY

     Under the indenture, Apache Finance may assign its obligations under any series of debt securities to any of our other subsidiaries and the new subsidiary will be treated, for all purposes, as Apache Finance's successor with respect to the series of debt securities assigned, provided that the conditions described under "Consolidation, Merger and Sale of Assets" below are satisfied.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person that is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any domestic jurisdiction. We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as any successor person assumes our obligations on the securities and after giving effect to the transaction no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing, and as long as some other conditions are met.

     Apache Finance may, without the consent of the holders of the debt securities, consolidate or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person or permit any person to consolidate with or merge into or convey, transfer or lease its properties and assets substantially as an entirety to us or Apache Finance, as long as the person assumes Apache Finance's obligations on the debt securities and under the indenture, and immediately after the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, under the indenture has occurred.

     Also, the successor person to us or Apache Finance must expressly agree in a supplemental indenture:

     - that all payments on the debt securities in respect of the principal of and any premium and interest shall be made without withholding or deduction for any present or future taxes, duties, assessments or governmental charges of any nature imposed or levied by or on behalf of the person's jurisdiction of organization or political subdivision or taxing authority, unless the taxes are required by the jurisdiction, subdivision or authority to be withheld or deducted, in which case the person will pay additional amounts so that after deducting the taxes the holder of a debt security receives the same amount that the holder would have received if no withholding or deduction was required; and

     - to indemnify immediately the holder of each debt security against

      - any tax, assessment or governmental charge imposed on the holder or required to be withheld or deducted from any payment to the holder as a consequence of the transaction; and

      - any other tax costs or other tax expenses of the transaction.

     If we, Apache Finance or the successor person deliver an opinion of an independent counsel or a tax consultant of recognized standing that the holder will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction, a holder will have this right to indemnification only if and when gain for U.S. federal income tax purposes is actually recognized by the holder.

PAYMENT OF ADDITIONAL AMOUNTS

     Apache Finance must make all payments of, or in respect of, principal of and any premium and interest on the debt securities without withholding or deduction for any taxes imposed or levied by or on behalf of any Canadian taxing authorities. If the taxing authorities nonetheless require Apache Finance to withhold taxes, Apache Finance must pay as additional interest an amount that will result, after deducting the taxes, in the payment to the holder of the debt securities of the amount that would have been paid if no withholding was required. Except as otherwise specified in the applicable prospectus supplement, Apache Finance is not required to pay this additional interest for or on account of:

     - any tax that would not have been imposed but for the fact that the holder

      - was a resident, domiciled or national of, or engaged in business or maintained a permanent establishment or was physically present in Canada or otherwise had some connection with Canada other than merely owning the debt security;

      - presented, if presentation is required, the debt security for payment in Canada, unless the debt security could not have been presented for payment elsewhere;

      - presented, if presentation is required, the debt security more than 30 days after the date on which the payment relating to the debt security first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to the additional interest if it had presented the debt security for payment on any day within this 30 day period;

      - is not dealing with Apache Finance, directly or indirectly, on an arm's-length basis; or

      - entered into or participated in a scheme to avoid Canadian withholding tax that Apache Finance was neither a party to nor participated in;

     - any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

     - any tax that is payable other than by withholding or deduction from payments of, or in respect of, principal of or any premium or interest on the debt securities;

     - any tax that is imposed or withheld because the holder or the beneficial owner of a debt security failed, upon request of Apache Finance to provide information concerning the nationality, residence or identity of the holder or the beneficial owner, or to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by Canadian federal income tax laws as a precondition to exemption from all or part of the tax, assessment or other governmental charge; or

     - any combination of four items listed above.

     Apache Finance also does not have to pay additional interest with respect to any payment of the principal of or any premium or interest on the debt security to any holder that is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of Canada to be included in the income for tax purposes of a beneficiary or settlor with respect to a fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional interest if it held the debt security.

     Any amounts paid by us, as guarantor, under the indenture must be paid without withholding or deduction for any taxes imposed or levied by or on behalf of any U.S. taxing authority. If a U.S. taxing authority nonetheless requires us to withhold taxes, we must pay an additional amount so that the net amount paid to the holder, after deducting the taxes, is not less than the amount then due and payable on the debt securities. We are not required to pay this additional amount to any holder of a debt security who is:

     - subject to U.S. tax by reason of the holder being connected with the U.S. otherwise than by holding or owning the debt securities; or

     - not dealing at arm's length with us.

     Where this prospectus mentions, in any context, the payment of principal of, or any premium or interest on, or in respect of, the debt securities of any series or the net proceeds received on the sale or exchange of the debt securities, this amount shall be deemed to include the payment of additional amounts provided for in the indenture to the extent that the additional amounts are, were or would be payable under the indenture.

REDEMPTION FOR TAXATION REASONS

     If Canadian taxing authorities change or amend their laws, regulations or published tax rulings or the official administration, application or interpretation of their laws, regulations or published tax rulings either generally or in relation to the debt securities, and Apache Finance determines that:

     - it will be required to pay any additional amounts under the indenture or the terms of any debt security

      - in respect of interest on the next succeeding interest payment date; or

      - in respect of the principal of any discounted debt securities on the date of the determination, assuming that a payment in respect of principal were required to be made on this date under the terms of the debt securities; and

     - Apache Finance cannot avoid paying the additional amount by taking reasonable measures available to it,

it may, at its option, redeem all, but not less than all, of the debt securities of any series in respect of which any additional amounts would be so payable at any time, upon not less than 30 nor more than 60 days' written notice as provided in the indenture. Unless otherwise specified in the accompanying prospectus supplement, the redemption price will be equal to 100 percent of the principal amount of the debt securities plus accrued interest to the date of redemption, except that any debt securities that are discounted debt securities may be redeemed at the redemption price specified in the debt securities' terms, as long as:

     - no notice of redemption may be given earlier than 60 days before the earliest date on which Apache Finance would be obligated to pay any additional amounts if a payment was due in respect of the debt securities; and

     - at the time any redemption notice is given, the obligation to pay any additional amounts must remain in effect.

     If

     - Apache Finance has consolidated with or merged into, or conveyed or transferred or leased its properties and assets as an entirety or substantially as an entirety to, any person that is organized under the laws of any jurisdiction other than the United States or Canada;

     - as the result of any change in or any amendment to the laws, regulations or published tax rulings of the jurisdiction under which Apache Finance's successor is organized or of its political subdivisions or taxing authorities affecting taxation, or any change in the official administration, application or interpretation of its laws, regulations or published tax rulings either generally or in relation to any particular debt securities, Apache Finance's successor must pay any additional amounts under the indenture or the terms of any debt securities

      - in respect of interest on any debt securities on the next succeeding interest payment date; or

      - in respect of the principal of any discounted debt securities on the date of the determination, assuming the principal must be paid on that date under the terms of the debt securities; and

     - Apache Finance or its successor taking reasonable measures cannot avoid this obligation,

Apache Finance or its successor may redeem all, but not less than all, of the debt securities of any series in respect of which any additional amounts would be so payable at any time, upon not less than 30 nor more than 60 days' written notice as provided in the indenture, at a redemption price equal to 100 percent of the principal amount of the debt securities plus accrued interest to the date fixed for redemption, unless otherwise specified in the applicable prospectus supplement, except that any debt securities that are discounted debt securities may be redeemed at the price specified in the debt securities' terms. No notice of redemption may be given earlier than 60 days before the earliest date on which a successor must pay any additional amounts if a payment was due in respect of the debt securities. Also, at the time any redemption notice is given, the successor's obligation to pay any additional amounts must remain in effect.

CONCERNING THE TRUSTEE

     Unless otherwise specified in the applicable prospectus supplement, The Chase Manhattan Bank, New York, New York will be the trustee under the indenture.

SERVICE OF PROCESS

     Under the indenture, Apache Finance will irrevocably appoint CT Corporation System, 111 8th Avenue, New York, New York 10011, as its agent for service of process in any suit, action or proceeding with respect to the indenture, the debt securities or the guarantees issued thereunder and for actions brought under the federal or state securities laws brought in any federal or state court located in New York City, and submitted to jurisdiction in New York.

GOVERNING LAW

     The indenture, the debt securities and the guarantees are governed by and construed under the laws of the State of New York, without regard to the principles of conflicts of laws, except as may otherwise be required by mandatory provisions of law. All matters governing the authorization and execution of the indenture and the debt securities by Apache Finance will be governed by and construed in accordance with the laws of Nova Scotia, Canada.

ENFORCEABILITY OF JUDGMENTS

     Since a substantial portion of Apache Finance's assets are outside the United States, any judgment obtained in the United States against Apache Finance, including judgments with respect to the payment of principal or interest on the securities, may not be collectible in the United States.

                             BOOK-ENTRY SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, we and Apache Finance will issue securities in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable prospectus supplement, the depositary will be The Depository Trust Company, also referred to as DTC. We and Apache Finance have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

     No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of the securities.

     DTC has informed us and Apache Finance that it is:

     - a limited purpose trust company organized under New York banking laws;

     - a "banking organization" within the meaning of the New York banking laws;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the Securities Exchange Act.

     DTC has also informed us that it was created to:

     - hold securities for "participants"; and

     - facilitate the clearance and settlement of securities transactions among participants through electronic book-entry, thereby eliminating the need for the physical movement of securities certificates.

     Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

     Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit those payments on behalf of their respective account holders.

     Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

     DTC has advised us and Apache Finance that it will take any action permitted to be taken by a registered holder of any securities under the certificate or the indenture only at the direction of one or more participants to whose accounts with DTC the securities are credited.

     DTC has further advised us and Apache Finance that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer systems, as they relate to the timely payment of distributions to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting and will continue to contact third party vendors from whom it acquires services to impress upon them the importance of these services being Year 2000 compliant and determine the extent of their efforts for Year 2000 remediation -- and, as appropriate, testing -- of their services. In addition, DTC is in the process of developing contingency plans that it considers appropriate.

     According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

     - DTC notifies us or Apache Finance that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

     - we or Apache Finance execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in those names as DTC directs.

     If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, those persons will recognize the beneficial owners of definitive securities as registered holders of securities.

     Except as described above:

     - a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by Apache Finance; and

     - DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

     None of Apache, Apache Finance, the trustees, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

                       CERTAIN INCOME TAX CONSIDERATIONS

     This section summarizes certain United States and Canadian federal income tax consequences of purchasing, owning and disposing of the debt securities. Except as specified otherwise in this section, this summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or possible differing interpretations. It deals only with debt securities held as capital assets or capital property and does not purport to address all aspects of United States or Canadian federal income taxes that may be relevant to investing in the debt securities, nor does it address the United States or Canadian tax consequences that apply to persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, or persons holding debt securities as a hedge against currency risks or as a position in a "straddle" for tax purposes. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the debt securities should consult their own tax advisors concerning the application of United States and Canadian federal income tax laws to their particular situations as well as any consequences of purchasing, owning or disposing of the debt securities arising under the laws of any other taxing jurisdiction.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     It is the opinion of Chamberlain, Hrdlicka, White, Williams & Martin, Houston, Texas, special U.S. tax counsel to Apache, that the following summary addresses the material United States federal income tax considerations of purchasing, owning and disposing of the debt securities.

     As used herein, the term "U.S. holder" means a beneficial owner of a debt security that is:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof, including the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations);

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Certain trusts that do not satisfy the last criteria above, but that existed on August 20, 1996 and were treated as United States persons before this date, may elect to continue to be so treated and also shall be considered U.S. holders.

     As used herein, the term "non-U.S. holder" means a holder of a debt security that is not a U.S. holder.

  U.S. Holders

     Taxation of Interest. U.S. holders generally must include in their gross income, as ordinary interest income, the gross amount of interest, including additional amounts, if any, accrued or received in respect of the debt securities. We or Apache Finance will file an election with the Internal Revenue Service to disregard Apache Finance as an entity separate from us for United States federal income tax purposes. Accordingly, the interest income will be treated as U.S. source income. Neither we nor Apache Finance intend to apply for a ruling from the Internal Revenue Service regarding the debt securities.

     Taxation of Dispositions. A U.S. holder that owns the debt securities as capital assets will recognize capital gain or loss, except as described below with respect to certain accrued but unpaid interest or market discount, upon a sale or other disposition of the debt securities in an amount equal to the difference between the U.S. holder's amount realized and its adjusted tax basis in the debt securities. The capital gain or loss recognized by a U.S. holder on a sale or other disposition of the debt securities will be:

     - short-term if the debt securities have been held for 12 months or less;
       or

     - long-term if the debt securities have been held for more than 12 months.

     A U.S. holder of a debt security may recognize capital gain or loss equal to the difference between the fair market value of the debt security and the U.S. holder's adjusted tax basis in the debt security if:

     - Apache Finance consolidates with or merges into any other person or conveys, transfers or leases its properties and assets substantially as an entirety to any other person;

     - we assume the obligations of Apache Finance under any series of debt securities;

     - Apache Finance exercises its option to redeem the debt securities; or

     - Apache Finance assigns its obligations under any series of debt securities to any other person.

As described above, the indenture provides that, if a U.S. holder, other than certain tax-exempt entities, recognizes gain as a result of any of the transactions described above, Apache Finance or any person assuming our or Apache Finance's obligations as part of the transaction, must indemnify the U.S. holder for any tax imposed on the U.S. holder as a result of the transaction.

     A U.S. holder will also recognize gain on disposition of a debt security in the amount of:

     - any accrued but unpaid interest on the security; and

     - the amount of any market discount associated with the security.

Any accrued but unpaid interest or accrued market discount not previously included in the U.S. holder's income will be treated as ordinary interest income.

     Original Issue Discount. The debt securities may be issued with "original issue discount." U.S. holders of the debt securities must include original issue discount in gross income as it accrues, on a constant-yield basis, regardless of their method of accounting.

     The amount of the original issue discount in the debt securities will be the difference between the stated redemption price at maturity and the issue price of the debt securities, subject to a statutorily defined de minimis exception. The "issue price" of the debt securities will be the price at which a substantial amount of the debt securities are sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers). The "stated redemption price" at maturity is the total of all payments to be made on the debt security other than payments of qualified stated interest. "Qualified stated interest" includes only interest that is unconditionally payable in cash or property, other than debt instruments of Apache Finance, at least annually at a single fixed rate that appropriately takes into account the time between payments.

     U.S. holders of the debt securities must include in gross income, as interest, the daily portions of original issue discount for each day during the taxable year on which it holds the debt securities. The daily portions of the original issue discount will be determined by allocating to each day in each accrual period the ratable portion of the original issue discount allocable to that period. The accrual periods may be of any length and may vary in length over the debt security's term, as long as each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the final day or the first day of an accrual period. The original issue discount allocable to an accrual period will equal the product of the adjusted issue price of the debt securities at the beginning of the accrual period and the debt securities' yield to maturity. The adjusted issue price of the debt securities at the start of any accrual period will be the issue price of the debt securities increased by the amount of the original issue discount that has accrued in all previous accrual periods and decreased by the amount of any payments previously made on the first day of the current accrual period. Because U.S. holders of the debt securities will include original issue discount in income as it accrues, actual payments of interest, other than qualified stated interest, on the debt securities issued at a discount will not trigger any additional interest income to the holders.

     Information Reporting and Backup Withholding. Apache Finance will provide annual information statements to U.S. holders of the debt securities and information returns to the Internal Revenue Service regarding the amount of original issue discount, if any, that accrue on the debt securities during the year.

     Apache Finance, its paying agent, or other withholding agent may be required to withhold and remit to the Internal Revenue Service 31 percent of the interest payments on the debt securities if the Internal Revenue Service notifies Apache Finance, its paying agent, or other withholding agent that any U.S. holder is subject to backup withholding, or if the U.S. holder:

     - fails to provide a taxpayer identification number;

     - provides an incorrect taxpayer identification number;

     - fails to certify that the holder is not subject to backup withholding; or

     - otherwise fails to comply with applicable requirements of the backup withholding rules.

Certain U.S. holders are not subject to these backup withholding rules. A U.S. holder may credit amounts paid as backup withholding against its United States federal income tax liability.

  Non-U.S. Holders

     A non-U.S. holder will not be subject to United States federal income taxes on payments of principal, premium, if any, or interest, including original issue discount, if any, on a debt security, unless the non-U.S. holder is:

     - a direct or indirect 10 percent or greater shareholder of Apache;

     - a controlled foreign corporation related to Apache; or

     - a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986.

     To qualify for the exemption from taxation, the last United States payor in the chain of payment before payment to a non-U.S. holder, i.e., the "withholding agent," must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

     - is signed by the beneficial owner of the debt security under penalties of perjury;

     - certifies that the owner is not a U.S. holder; and

     - provides the name and address of the beneficial owner.

This statement is generally provided on Form W-8 or a substantially similar form.

     Generally, a non-U.S. holder will not be subject to United States federal income taxes on any amount that constitutes capital gain upon sale or disposition of a debt security, unless:

     - the gain is effectively connected with a U.S. trade or business;

     - subject to certain exceptions, the non-U.S. Holder is an individual who holds the debt security as a capital asset and is present in the United States for 183 days or more in the year of sale or disposition; or

     - the non-U.S. Holder is subject to tax under provisions of United States federal income tax law that applies to certain U.S. expatriates, including certain former U.S. citizens or residents.

Certain other exceptions may apply, and a non-U.S. holder should consult its own tax advisor in this regard.

     On October 6, 1997, the United States Department of Treasury issued final regulations dealing with withholding tax on income paid to foreign persons, backup withholding and related matters. These regulations generally attempt to unify certification requirements and modify reliance standards. These regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors with respect to these regulations.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     It is the opinion of Bennett Jones, Calgary, Alberta, Canada, special Canadian tax counsel to Apache, that the following summary addresses the material Canadian federal income tax considerations to persons who are non-residents of Canada of purchasing, owning and disposing of the debt securities. This summary is based on the current provisions of the Income Tax Act (Canada) (the "ITA") and the regulations thereunder, the understanding of Bennett Jones of the current assessing and administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada") and all specific proposals to amend the ITA and the regulations thereunder publicly announced by the Minister of Finance (Canada) before the date of this prospectus. This summary does not otherwise take into account or anticipate changes in the law or in the assessment and administrative practices of Revenue Canada, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any holder of debt securities.

     The payment of interest, premium, if any, and principal by Apache Finance on the debt securities to initial holders who are non-residents of Canada with whom we and Apache Finance are dealing at arm's length, within the meaning of the ITA, at the time of making the payment will be exempt from non-resident withholding tax under the ITA.

     No other taxes on income (including capital gains) will be payable under the ITA in respect of the holding, repayment, redemption or disposition of the debt securities, or the receipt of interest, premium, if any, or principal thereon by holders who are not resident, nor deemed to be resident, in Canada at any time when debt securities are owned by those holders and who, for the purposes of the ITA, do not use or hold and are not deemed to use or hold the debt securities in carrying on business in Canada. However, in certain circumstances, any holders who are non-resident insurers carrying on an insurance business in Canada and elsewhere may be subject to tax under the ITA in respect of the holding, repayment, redemption or disposition of the debt securities, or the receipt of interest, premium, if any, or principal thereon.

                              PLAN OF DISTRIBUTION

     We and Apache Finance may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

     We and Apache Finance may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

     If we and Apache Finance use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us or Apache Finance and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We or Apache Finance may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market. We and Apache Finance may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We and Apache Finance cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

     Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

                                 LEGAL MATTERS

     Certain U.S. legal matters regarding the offering of the securities, other than United States federal or state securities laws, have been passed upon by Z.S. Kobiashvili, our and Apache Finance's Vice President and General Counsel. As of the date of this prospectus, Mr. Kobiashvili holds employee stock options to purchase 56,550 shares of Apache common stock, of which options to purchase 30,125 shares are currently exercisable, and holds a conditional grant under Apache's 1996 Share Price Appreciation Plan relating to 18,900 shares of Apache common stock, none of which is vested. In addition, other customary legal matters relating to the offering of the securities, including matters relating to our due incorporation, legal existence and authorized capitalization, will be passed upon for us and Apache Finance by Mr. Kobiashvili, Chamberlain, Hrdlicka, White, Williams & Martin, Houston, Texas, Bennett Jones, Calgary, Alberta, Canada, or McInnes Cooper & Robertson, Nova Scotia, Canada. Unless otherwise specified in the accompanying prospectus supplement, certain U.S. legal matters will be passed upon for any underwriters or agents by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements of Apache, incorporated by reference into this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The information incorporated by reference into this prospectus regarding the total proved reserves of Apache was prepared by Apache and reviewed by Ryder Scott Company Petroleum Engineers, as stated in their letter reports, and is incorporated by reference in reliance upon the authority of said firm as experts in these matters. The information incorporated by reference into this prospectus regarding the total estimated proved reserves acquired from Texaco Exploration and Production Inc. was prepared by Apache and reviewed by Ryder Scott and is incorporated by reference in reliance upon the authority of that firm as experts in these matters. The information incorporated by reference into this prospectus regarding the total proved reserves of DEKALB was prepared by DEKALB and for the four years ended December 31, 1994 was reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is incorporated by reference in reliance upon the authority of that firm as experts in these matters.

     A portion of the information incorporated by reference in this prospectus regarding the total proved reserves of Aquila Energy Resources Corporation acquired by Apache was prepared by Netherland, Sewell & Associates, Inc. as of December 31, 1994, as stated in their letter report, and is incorporated by reference in reliance upon the authority of that firm as experts in those matters. Netherland, Sewell did not review any of the reserves of Aquila acquired during 1995.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                        Page
                                        ----
Oil and Gas Terms.....................  S-2
Where You Can Find More Information...  S-3
Use of Proceeds.......................  S-3
Recent Developments...................  S-3
Description of Notes and Guarantees...  S-5
Underwriting..........................  S-6

                 Prospectus
About this Prospectus.................    3
Where You Can Find More Information...    3
Cautionary Statements Regarding
  Forward-Looking Statements..........    4
Apache Corporation....................    5
Apache Finance........................    5
Ratios of Earnings to Fixed Charges...    5
Use of Proceeds.......................    6
The Securities We and Apache Finance
  May Offer...........................    6
Description of Securities.............    6
Book-Entry Securities.................   25
Certain Income Tax Considerations.....   27
Plan of Distribution..................   32
Legal Matters.........................   33
Experts...............................   33

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                                  $300,000,000

                       APACHE FINANCE CANADA CORPORATION

                       7.75% Notes due December 15, 2029

                 Irrevocably and unconditionally guaranteed by

                               APACHE CORPORATION
                             ----------------------

                                 [APACHE LOGO]
                             ----------------------
                              GOLDMAN, SACHS & CO.

                             ABN AMRO INCORPORATED
                         BANC OF AMERICA SECURITIES LLC
                             CHASE SECURITIES INC.
                           CREDIT SUISSE FIRST BOSTON
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                            RBC DOMINION SECURITIES
                                  CORPORATION
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